VARIABLE INSURANCE TRUST

Amendment No. 1 to Agreement and Declaration of Trust

The undersigned President and Principal Executive Officer of Variable Insurance Trust (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting on August 28, 2012:

Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, the undersigned, being a majority of the trustees of the Trust, hereby amend in its entirety the first paragraph of Section 4.2 effective December 8, 2010, to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees establish and designate the following Series of Shares of the Trust (each a “Series”) and as to each Series, the Trustees establish and designate Classes of Shares as indicated below:

Designated Series
Catalyst Value Portfolio
Compass EMP Multi-Asset Balanced Portfolio
Compass EMP Multi-Asset Growth Portfolio
Compass EMP Alternative Strategies Portfolio
Vice Fund Portfolio

The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Subsections (a) through (l) of Section 4.2 of the Agreement and Declaration of Trust of Variable Insurance Trust are hereby incorporated by reference.

Date: October 12, 2012
/s/Jerry Szilagyi _____ Jerry Szilagyi, President and Principal Executive Officer of the Trust